Exhibit 99.4

ACKNOWLEDGMENT of CARDIOVASCULAR BIOTHERAPEUTICS, INC. CONTROLLING

STOCKHOLDERS AGREEMENT and AMENDMENT NO. 1 TO CONTROLLING

STOCKHOLDERS AGREEMENT

The undersigned being the duly authorized representative and agent for Henning Advisors acquired 2,500,000 shares of the Common Stock of CardioVascular BioTherapeutics, Inc. from Grant Gordon, who is one of the Shareholders named in the foregoing Controlling Stockholders Agreement (“Agreement”) and Amendment No. 1 to the Controlling Stockholders Agreement (“Amendment 1”), hereby acknowledges that:

1.	I have read the foregoing Agreement and Amendment 1 in their entirety and understand the terms and conditions set forth therein.

2.	I hereby approve and agree to be bound by the terms and conditions of the Agreement and Amendment 1.

/s/ Christine Gordon	July 6, 2006
Christine Gordon	Date
Henning Advisors Ltd.

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